Exhibit 3.4

ARTICLES OF INCORPORATION

OF

MERCANTIL FLORIDA BANCORP Inc.

(Amended and Restated as of December 6, 2016)

ARTICLE I – NAME AND ADDRESS

The name of this Corporation is Mercantil Florida Bancorp Inc. The address of Mercantil Florida Bancorp Inc. is 220 Alhambra Circle, 12th Floor, Coral Gables, Florida, 33134.

ARTICLE II – DURATION

This Corporation shall have perpetual existence.

ARTICLE III – PURPOSE

The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE IV – CAPITAL STOCK

Section 1. Authorized Shares.

The authorized capital of the Corporation shall consist of two hundred and seven million eighty nine thousand three hundred and thirty (207,089,330) shares, of which (i) one hundred and twenty million three hundred and fifty one thousand three hundred and forty two (120,351,342) shares, having a par value of $.10 per share, shall be Class “A” common stock (“Common Stock A”) and (ii) eighty six million seven hundred and thirty seven thousand nine hundred and eighty eight (86,737,988) shares, having a par value of $.10 per share, shall be Class “B” common stock (“Common Stock B”)

Section 2. Common Stock A

(a)	Single Series.

All Shares of Common Stock A shall be issued in a single series.

(b)	Voting Rights.

Each outstanding share of Common Stock A shall be entitled to one (1) vote on each matter submitted to a vote of shareholders.

(c)	Other Rights and Entitlements.

As to all matters other than voting and subject to the provision in Section 3(c) of this Article IV, shares of Common Stock A shall have the same rights and entitlements as shares of Common Stock B, including, without limitation, entitlement to receive dividends and other distributions as authorized by the board of directors (which may be in cash, in Common Stock A, in Common Stock B, or in other securities or property) and entitlement to receive the net assets of the Corporation upon dissolution.

Section 3. Common Stock B

(a)	Single Series.

All Shares of Common Stock B shall be issued in a single series.

(b)	Voting Rights.

Shares of Common Stock B shall have no voting rights except that such shares shall be entitled to vote, together with the Common Stock A on a combined basis, on the matter of approval of the Corporation’s audited annual financial statements if such matter is submitted to the shareholders, in which case each outstanding share of Common Stock B shall be entitled to one-tenth (.10) vote per share; provided, however, that nothing herein shall require that financial statements of the Corporation be submitted to the shareholders for approval. For purposes of establishing a quorum for the approval of the Corporation’s audited annual financial statements, each share of Common Stock B shall be counted as one-tenth (.10) of a share.

(c)	Other Rights and Entitlements.

As to all matters other than voting, shares of Common Stock B shall have the same rights and entitlements as shares of Common Stock A, including, without limitation, entitlement to receive dividends and other distributions as authorized by the board of directors (which may be in cash, in Common Stock B, or in other securities or property) and entitlement to receive the net assets of the Corporation upon dissolution; provided, however, that under no circumstances shall shares of Common Stock B be entitled to receive dividends in Common Stock A.

ARTICLE V – INITIAL REGISTERED OFFICE AND AGENT

The name and street address of the initial registered agent and office of this Corporation is CT Corporation System, 1200 South Pine Island, Plantation, Florida 33324.

ARTICLE VI – INITIAL BOARD OF DIRECTORS

This Corporation shall have four (2) Directors initially. The number of Directors may be increased or diminished from time to time by the By-Laws but shall never be less than one (1). The name and addresses of the initial Directors of this Corporation are:

NAME	ADDRESS
Guillermo Villar	220 Alhambra Circle,12th Floor Coral Gables, FL 33134
Millar Wilson	220 Alhambra Circle,12th Floor Coral Gables, FL 33134

ARTICLE VII – BY-LAWS

The By-Laws of this Corporation may be adopted, altered, amended or repealed by either the Stockholders or Directors.

ARTICLE VIII – INDEMNIFICATION

The Corporation shall indemnify any Officer or Director, or any former Officer or Director, to the full extent permitted by law.

ARTICLE IX – PREEMPTIVE RIGTHS

Every Stockholder, upon the sale for cash of any new stock of this Corporation of the same kind, class or series as that which he already holds, shall have the right to purchase his pro rata share thereof (as nearly as may be done without issuance of fractional shares) at the price at which it is offered to others.

ARTICLE X – INCORPORATOR

The name and address of the person signing these Articles is Michael Bradfield, 51 Louisiana Avenue, N.W. Washington, D.C.

ARTICLE XI – AMENDMENT

This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in accordance with the provisions of the Florida General Corporation Act.